================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                              MILLEA HOLDINGS, INC.
                              ---------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    60032R106
                                 --------------
                                 (CUSIP Number)


                                 OCTOBER 1, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           88,533
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        88,533
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       88,533
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  2 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       The Bank of Tokyo - Mitsubishi, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           39,240
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        39,240
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       39,240
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  3 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           41,071
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        41,071
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       41,071
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  4 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           3,689
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        3,689
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,689
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  5 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities International plc
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       London, United Kingdom
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           2,652
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        2,652
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,652
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  6 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           3,636
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        3,636
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,636
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  7 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       UFJ Bank Limited
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Nagoya City, Aichi, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           893
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        893
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       893
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  8 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       MU Investments Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           4
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        4
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

                               Page  9 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

ITEM 1

         (a)      NAME OF ISSUER

                  Millea Holdings, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  Tokyo Kaijo Nichido Building Shinkan 9F, 2-1 Marunouchi 1-chome, Chiyoda-ku Tokyo 100-0005, Japan


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc.  ("MUFG")

                  The Bank of Tokyo-Mitsubishi, Ltd.  ("BTM")

                  Mitsubishi UFJ Trust and Banking Corporation  ("MUTB")

                  Mitsubishi UFJ Securities Co., Ltd.  ("MUS")

                  Mitsubishi UFJ Securities International plc("MUSI")

                  Mitsubishi UFJ Asset Management Co., Ltd.  ("MUAM")

                  UFJ Bank Limited  ("UFJ")

                  MU Investments Co., Ltd.  ("MUI")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  BTM:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MUTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MUSI:
                  6 Broadgate, London EC2M 2AA,
                  United Kingdom



                               Page 10 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                  MUAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  UFJ:
                  21-24 Nishiki 3-chome, Naka-ku
                  Nagoya City, Aichi 460-8660, Japan

                  MUI:
                  2-15 Nihonbashi Muromachi 3-chome, Chuo-ku
                  Tokyo 103-0022, Japan

         (c)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  60032R106


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [_]   Broker dealer registered under section 15 of the Act (15
                    U.S.C. 780).

         (b)  [_]   Bank as defined in section 3 (a) (6) of the Act (15 U.S.C.
                    78c).

         (c)  [_]   Insurance company as fined in section 3(a) (19) of the Act
                    (15 U.S.C. 78c).

         (d)  [_]   Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [_]   An investment adviser in accordance with 240.13d-1(b) (1)
                    (ii) (E);

         (f)  [_]   An employee benefit plan or endowment fund in accordance
                    with 240.13d-1(b) (1) (ii) (F);

         (g)  [_]   A parent holding company or control person in accordance
                    with 240.13d-1(b) (1) (ii) (G);

         (h)  [_]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)  [_]   A church plan that is excluded from the definition of an
                    investment company under section 3(c) (14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [_]   Group, in accordance with 240.13d.



                               Page 11 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------

ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         For MUFG

         (a)   Amount Beneficially Owned:                                           88,533

         (b)   Percent of Class:                                                      5.15%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                     88,533

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:        88,533

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For BTM

         (a)   Amount Beneficially Owned:                                           39,240

         (b)   Percent of Class:                                                      2.28%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                     39,240

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:        39,240

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For MUTB

         (a)   Amount Beneficially Owned:                                           41,071

         (b)   Percent of Class:                                                      2.39%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                     41,071

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:        41,071

               (iv)   Shared power to dispose or to direct the disposition of:         -0-

-----------------------
CUSIP NO.  60032R106
-----------------------


         For MUS

         (a)   Amount Beneficially Owned:                                            3,689

         (b)   Percent of Class:                                                      0.21%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                      3,689

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:         3,689

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For MUSI

         (a)   Amount Beneficially Owned:                                            2,652

         (b)   Percent of Class:                                                      0.15%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                      2,652

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:         2,652

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For MUAM

         (a)   Amount Beneficially Owned:                                            3,636

         (b)   Percent of Class:                                                      0.21%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                      3,636

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:         3,636

               (iv)   Shared power to dispose or to direct the disposition of:         -0-



         For UFJ

         (a)   Amount Beneficially Owned:                                              893

         (b)   Percent of Class:                                                      0.05%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                        893

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:           893

               (iv)   Shared power to dispose or to direct the disposition of:         -0-

-----------------------
CUSIP NO.  60032R106
-----------------------

         For MUI

         (a)   Amount Beneficially Owned:                                                4

         (b)   Percent of Class:                                                      0.00%

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:                          4

               (ii)   Shared power to vote or to direct the vote:                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:             4

               (iv)   Shared power to dispose or to direct the disposition of:         -0-


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of the filing date, MUFG beneficially owns 88,533 shares indirectly through its subsidiaries as follows: BTM holds 39,240 shares; MUTB holds 41,071 shares; MUS holds 3,689 shares (including 2,652 indirectly held through MUS's subsidiary, MUSI); MUAM holds 3,636 shares; UFJ holds 893 shares; and MUI holds 4 shares.

         This Amendment to the previously filed Schedule 13G is being filed to report, among other changes, the shares considered to be newly acquired by MUFG as a result of MUFG's merger with UFJ Holdings, Inc. on October 1, 2005.

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         By signing below the filers cetifiy that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a particpant in any transaction having that purpose or effect.


                               Page 14 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: October 7, 2005


                                   MITSUBISHI UFJ FINANCIAL GROUP, INC.



                                   By: /s/ Junichi Itoh
                                       --------------------------------
                                       Name:  Junichi Itoh
                                       Title: Executive Officer, General Manager
                                              Credit & Investment Management
                                              Division




                                 Page 15 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Date: October 7, 2005



                                THE BANK OF TOKYO-MITSUBISHI, LTD.



                                By: /s/ Junichi Itoh
                                    --------------------------------
                                    Name:  Junichi Itoh
                                    Title: Managing Director and General Manager
                                           Credit Policy Office



                                 Page 16 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: October 7, 2005



                                   MITSUBISHI UFJ TRUST AND BANKING CORPORATION



                                   By: /s/ Koji Kawakami
                                       -----------------------------------
                                       Name:  Koji  Kawakami
                                       Title: Deputy General Manager of
                                              Trust Assets Planning Division




                                  Page 17 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     Date: October 7, 2005



                                     MITSUBISHI UFJ SECURITIES CO., LTD.



                                     By: /s/ Shigeyasu Kasamatsu
                                         --------------------------------------
                                         Name:  Shigeyasu Kasamatsu
                                         Title: Senior Executive Officer &
                                                General Manager




                                 Page 18 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Date: October 7, 2005



                                   MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC



                                   By: /s/ Kenichi Yamana
                                       --------------------------------
                                       Name:  Kenichi Yamana
                                       Title: Managing Director




                                  Pge 19 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: October 7, 2005



                                      MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.



                                      By: /s/ Takashi Ikeue
                                          ---------------------
                                          Name:   Takashi Ikeue
                                          Title:  General Manager of Risk
                                                  Management Department




                                 Page 20 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          Date: October 7, 2005



                                          UFJ BANK LIMITED



                                          By: /s/ Kyoji Hironaka
                                              -----------------------------
                                              Name:  Kyoji Hironaka
                                              Title: General Manager of
                                                     Treasury Department




                                 Page 21 of 22 Pages

-----------------------
CUSIP NO.  60032R106
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          Date: October 7, 2005



                                          MU INVESTMENTS CO., LTD.



                                          By: /s/ Kenji Fujii
                                              -----------------------------
                                              Name:  Kenji Fujii
                                              Title: General Manager of Risk
                                                     Management Dept.



                                 Page 22 of 22 Pages